                                                                    EXHIBIT 10.3


                                                                       EXECUTION
                                                                       ---------

================================================================================


                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                               COTELLIGENT, INC.,



                            COTELLIGENT U.S.A., INC.



                                      AND



                  COMSYS INFORMATION TECHNOLOGY SERVICES, INC.



                           DATED AS OF JUNE 14, 2000

================================================================================

                               TABLE OF CONTENTS

                                                                              Page
ARTICLE I
    DEFINITIONS..............................................................   1
          Section 1.1    Definitions.........................................   1
          Section 1.2    Other Definitional Provisions.......................   8
          Section 1.3    Cross Reference of Other Definitions................   8

ARTICLE II
    PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING............   9
          Section 2.1    Purchase and Sale...................................  10
          Section 2.2    Purchase Price Adjustments..........................  13
          Section 2.3    Closing Transactions................................  15

ARTICLE III
    CONDITIONS TO CLOSING....................................................  16
          Section 3.1    Conditions to the Purchaser's Obligations...........  16
          Section 3.2    Conditions to the Sellers' Obligations..............  19

ARTICLE IV
    COVENANTS PRIOR TO CLOSING...............................................  20
          Section 4.1    Affirmative Covenants of each Seller................  20
          Section 4.2    Negative Covenants of each Seller...................  22
          Section 4.3    Additional Covenants of each Seller.................  22
          Section 4.4    Covenants of the Purchaser..........................  24
          Section 4.5    Mutual Covenants of the Parties.....................  24

ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF THE SELLERS............................  25
          Section 5.1    Organization and Corporate Power....................  25
          Section 5.2    Authorization of Transactions.......................  26
          Section 5.3    Absence of Conflicts................................  26
          Section 5.4    Financial Statements and Related Matters............  27
          Section 5.5    Absence of Undisclosed Liabilities..................  27
          Section 5.6    Absence of Certain Developments.....................  27
          Section 5.7    Assets..............................................  29
          Section 5.8    Title to Properties.................................  29

          Section 5.9    Taxes...............................................  30
          Section 5.10   Contracts and Commitments...........................  31
          Section 5.11   Proprietary Rights..................................  34
          Section 5.12   Litigation; Proceedings.............................  35
          Section 5.13   Brokerage...........................................  35
          Section 5.14   Governmental Licenses and Permits...................  35
          Section 5.15   Employees...........................................  35
          Section 5.16   Employee Benefit Matters............................  36
          Section 5.17   Insurance...........................................  37
          Section 5.18   Officers and Directors; Bank Accounts...............  37
          Section 5.19   Affiliate Transactions..............................  37
          Section 5.20   Compliance with Laws................................  37
          Section 5.21   Environmental Matters...............................  38
          Section 5.22   Disclosure; Information Supplied....................  39
          Section 5.23   Closing Date........................................  39

ARTICLE VI
    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........................  39
          Section 6.1    Organization and Corporate Power....................  40
          Section 6.2    Authorization.......................................  40
          Section 6.3    No Violation........................................  40
          Section 6.4    Governmental Authorities and Consents...............  40
          Section 6.5    Litigation..........................................  40
          Section 6.6    Brokerage...........................................  41
          Section 6.7    No Misstatements....................................  41
          Section 6.8    Closing Date........................................  41

ARTICLE VII
    TERMINATION..............................................................  41
          Section 7.1    Termination.........................................  41
          Section 7.2    Effect of Termination...............................  42

ARTICLE VIII
    INDEMNIFICATION AND RELATED MATTERS......................................  42
          Section 8.1    Survival............................................  42
          Section 8.2    Indemnification.....................................  43
          Section 8.3    Limitations on Indemnity Obligations................  46
          Section 8.4    Exclusive Remedy....................................  46

ARTICLE IX
    ADDITIONAL AGREEMENTS....................................................  47
          Section 9.1    Continuing Assistance...............................  47
          Section 9.2    Tax Matters.........................................  47

          Section 9.3    Press Releases and Announcements....................  48
          Section 9.4    Further Transfers...................................  48
          Section 9.5    Specific Performance................................  48
          Section 9.6    Transition Cooperation..............................  48
          Section 9.7    Expenses............................................  48
          Section 9.8    Allocation of Purchase Price........................  49
          Section 9.9    Books and Records...................................  49
          Section 9.10   Noncompetition, Nonsolicitation and Confidentiality.  49
          Section 9.11   Employees and Related Matters.......................  51
          Section 9.12   Third Party Consents................................  53
          Section 9.13   Bulk Sales Law......................................  53
          Section 9.14   Financial Information...............................  54
          Section 9.15   Volume Discounts....................................  54
          Section 9.16   Cash Collections....................................  54

ARTICLE X
    MISCELLANEOUS............................................................  54
          Section 10.1   Amendment and Waiver................................  54
          Section 10.2   Notices.............................................  55
          Section 10.3   Binding Agreement; Assignment.......................  55
          Section 10.4   Severability........................................  56
          Section 10.5   No Strict Construction..............................  56
          Section 10.6   Captions............................................  56
          Section 10.7   Entire Agreement....................................  56
          Section 10.8   Counterparts........................................  56
          Section 10.9   Governing Law.......................................  56
          Section 10.10  Parties in Interest.................................  56

                                 INDEX OF EXHIBITS
                                 -----------------

Exhibit A   -  Commitment Letters
Exhibit B   -  Spin Off Agreements



                                 INDEX OF SCHEDULES
                                 ------------------

Assumed Leases Schedule
Transition Schedule
Permitted Lien Schedule
Excluded Assets Schedule
Required Consents Schedule
Lease Consent Schedule
Landlord Waiver Schedule
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Developments Schedule
Assets Schedule
Leases Schedule
Taxes Schedule
Contracts Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Affiliated Transactions Schedule
Environmental Schedule
Seller Reports Schedule
Excluded Employees Schedule

                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT, dated as of June 14, 2000, is made by and among Cotelligent, Inc., a Delaware corporation ("Charlie"), Cotelligent USA, Inc., a California corporation ("America" and, together with Charlie, the "Sellers"), and CITS, a Delaware corporation (the "Purchaser"). The Sellers and the Purchaser are referred to herein collectively as the "Parties" and, individually, as a "Party." Certain capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in Article I below.

          WHEREAS, Charlie owns beneficially and of record 100% of the issued and outstanding Capital Stock of America;

          WHEREAS, the Sellers are engaged in the business of providing information technology consulting and staffing services to domestic and international businesses, professional organizations, governmental agencies and service organizations; and

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Sellers, and the board of directors of each Seller deems it advisable and in the best interests of such Seller to sell to the Purchaser, all of the Sellers' business, properties, assets, rights and interests (operating as a going concern) related to the Sellers' information technology staffing business as conducted in Atlanta-GA, Boston-MA, Cedar Rapids-IA, Cleveland-OH, Colorado Springs-CO, Dallas-TX, Denver-CO, Fort Lauderdale-FL, Minneapolis-MN, Orlando-FL, Pittsburgh-PA, Portland-OR, Sacramento-CA, San Diego-CA, San Francisco-CA, San Jose-CA, San Mateo-CA, San Ramon-CA, Seattle-WA and Saint Louis-MO, including, without limitation, the Sellers' accounting centers located in Pittsburgh-PA and Seattle-WA (collectively, the "Acquired Business").

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.1 Definitions. When used in this Agreement, the following terms have the meanings set forth below:

          "Accounts Receivable" means all accounts receivable (other than Excluded Accounts Receivable), including without limitation, all billed and unbilled receivables, all trade accounts receivable, notes receivable from customers, customer credits and accounts receivable from employees and all other obligations from customers (other than the Excluded Accounts Receivable) with respect to sales of goods or services, whether evidenced or not evidenced by a note.

          "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

          "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

          "Assumed Leases" means the Leases (as defined in Section 5.8(b)) set forth on the Assumed Leases Schedule attached hereto.

          "Baseline Net Working Capital Amount" means an amount equal to the product of (i) 51 multiplied by (ii) the gross revenue of the Acquired Business for the twelve months ended June 30, 2000 divided by 365.

          "Book Value" has the meaning established by GAAP.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States.

          "Capital Stock" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

          "Cash" means cash, cash equivalents and marketable securities (including, without limitation, all money market accounts and mutual fund accounts).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Commitment Letters" means the commitment letters attached hereto as Exhibit A providing for the debt financing necessary for the consummation of the transactions contemplated by this agreement.

          "Earn-Out Amount" means an amount equal to the lesser of (a) $5,000,000 and (b) the number of dollars equal to the product of (i) 5.75 multiplied by (ii) the amount, if any, by which EBITDA for the three month period ended June 30, 2000 exceeds $5,946,000.

          "EBITDA" means, with respect to a period for which it is determined, the net earnings of the Acquired Business for such period determined in the Ordinary Course of Business (excluding any earnings relating to the accounts receivable owed by GST Telecom, Inc., Management Solutions, Inc. or Tirada, Ltd. and excluding any earnings of the Acquired Business for such period arising from business activities not in the Ordinary Course of Business) prior to the provision for interest, income taxes, depreciation and amortization (each as determined in the Ordinary Course of Business), determined on a consolidated basis in accordance with GAAP, applied on a consistent basis.

          "Environmental Affiliate" of any Person means, with respect to any particular matter, each other Person whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

          "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any governmental entity or any department, agency or political subdivision thereof relating to any liability of any Seller or any Environmental Affiliate of any such Person arising under any Environmental and Safety Requirement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Excluded Accounts Receivable" means (i) all accounts receivable from Management Solutions, Inc., Tirada, Ltd. and GST Telecom, Inc., including without limitation, all billed and unbilled receivables, all trade accounts receivable, notes receivable, credits and all other obligations from Management Solutions, Inc., Tirada, Ltd. and GST Telecom, Inc. with respect to sales of goods or services, whether evidenced or not evidenced by a note and (ii) all accounts receivable from 3DFX Interactive, Inc., Manpower, Inc., Network Associates, Inc., Qwest Communications and the State of Georgia which are more than 90 days old as of the Closing Date, including without limitation, all billed receivables, all trade accounts receivable, notes receivable, credits and all other obligations from such customers with respect to sales of goods or services, whether evidenced or not evidenced by a note, which are more than 90 days old as of the Closing Date.

          "Final Payment Date" means the fifth Business Day following the final determination of the Actual Net Working Capital Amount, the Actual Baseline Net Working Capital Amount and the Earn-Out Amount pursuant to Section 2.2(a).

          "Fixed Assets" has the meaning established by GAAP.

          "GAAP" means, at any given time, generally accepted accounting principles of the United States, consistently applied.

          "Gross Revenue" means the aggregate gross revenue derived by the Parties from a specified customer.

          "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (including, without limitation, trade payables and other current liabilities and any earn-out or other contingent payment obligations), and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

          "Insider" means, any officer, director, executive employee, stockholder, partner or Affiliate of any Seller, or any spouse or descendant (natural or adopted) of any such individual, or any entity in which any such Person owns any beneficial interest.

          "Intangible Assets" has the meaning established by GAAP.

          "knowledge" and "aware" and terms of similar import mean, with respect to a Person, the actual knowledge of such Person (and if such Person is an entity, this means the actual knowledge of the officers, directors and executive employees of such Person).

          "Leasehold Improvements" shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Seller, regardless of whether the same are subject to reversion to the landlord or other third party upon termination or expiration of the Lease for such Leased Real Property.

          "License Agreement" means a license agreement in form and substance reasonably satisfactory to the Parties providing for the use by the Purchaser of the "Cotelligent" and "Cotelligent Professional Services" names for a 90 day transition period following the Closing Date.

          "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of third parties or foreign, federal, state or local governments or other similar rights.

          "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Seller or any Affiliate of any Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any Seller or any Affiliate of any Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

          "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person.

          "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations, employee relations, customer or supplier relations or assets of the Acquired Business.

          "Net Working Capital Amount" means (i) the book value of the Sellers' current assets that are Acquired Assets, determined on a consolidated basis in accordance with GAAP, applied on a consistent basis, minus (ii) the book value of the Sellers' current liabilities that are Assumed Liabilities, determined on a consolidated basis in accordance with GAAP, applied on a consistent basis.

          "Ordinary Course of Business" means the ordinary course of the Acquired Business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally) and expense allocation practices between the Acquired Business and the other businesses of the Sellers.

          "Permitted Encumbrances" shall mean: (A) statutory liens for current taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are included in the Acquired Assets or Assumed Liabilities; (B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which could not, individually or in the aggregate, have a Material Adverse Effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property; (D) covenants, conditions, restrictions, easements and other matters of record affecting title to the real property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of the real property; and (E) Liens in existence on the date hereof that are described (including a description of the property subject thereto) on the "Permitted Lien Schedule" attached hereto.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

          "Predecessor Entity" means a Person acquired by a Seller or an Affiliate of a Seller whose assets comprise a portion of the Acquired Assets.

          "Proprietary Rights" means any and all (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) domain names, (vi) computer software, data, data bases and documentation thereof, (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (viii) other intellectual property rights, (ix) copies and tangible embodiments thereof (in whatever protectable form or medium) and (x) license agreements related thereto.

          "Release" has the meaning set forth in CERCLA.

          "SEC" means the Securities and Exchange Commission of the United States.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Seller Reports" means all forms, reports and documents required to be filed by Charlie with the SEC pursuant to the Securities Act and/or the Exchange Act.

          "Shared Locations" means the following locations at which the Sellers' information technology staffing business is conducted: Atlanta-GA; Dallas-TX; Minneapolis-MN; San Diego-CA; and San Jose-CA.

          "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

          "Tangible Assets" has the meaning established by GAAP.

          "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

          "Transition Services Agreement" means an agreement in form and substance reasonably satisfactory to the Parties providing for the supply of certain services of the types set forth on the Transition Schedule attached hereto between the Parties in connection with the transition after the Closing of the Acquired Business to the Purchaser.

          "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

     Section 1.2  Other Definitional Provisions.

          (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

          (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that Code section, law or regulation regardless of how it is numbered or classified.

     Section 1.3 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

TERM                                            SECTION
----                                            -------
Acquired Assets                                 Section 2.1(a)
Acquired Business                               Recitals
Acquired Business Employees                     Section 9.11(a)
Actual Baseline Net Working Capital Amount      Section 2.2(a)
Actual Net Working Capital Amount               Section 2.2(a)
America                                         Preface
Applicable Limitation Date                      Section 8.1
Asset Purchase Price Allocation                 Section 9.8
Assumed Liabilities                             Section 2.1(c)
Basket Amount                                   Section 8.3
Charlie                                         Preface
Closing                                         Section 2.3(a)
Closing Date                                    Section 2.3(a)
Closing Review                                  Section 2.2(a)

Closing Transactions                            Section 2.3(b)
COBRA                                           Section 5.16(a)
Competing Activity                              Section 9.10(a)
Competing Persons                               Section 9.10(a)
Confidential Information                        Section 9.10(d)
Disclosure Document                             Section 4.5(b)
Discount Payment                                Section 9.15
Draft Computations                              Section 2.2(a)
ERISA                                           Section 5.16(a)
Escrow Account                                  Section 2.3(b)(i)
Escrow Agreement                                Section 2.3(b)(i)
Excluded Assets                                 Section 2.1(b)
Excluded Employees                              Section 9.11(b)
Excluded Liabilities                            Section 2.1(d)
Excluded Leases                                 Section 2.1(b)(vii)
Financial Statements                            Section 5.4(a)
Firm                                            Section 2.2(a)
Fundamental Representations and Warranties      Section 8.1
HSR Act                                         Section 3.1(f)
Indemnified Party                               Section 8.2(e)
Indemnifying Party                              Section 8.2(e)
Latest Balance Sheet                            Section 5.4(a)
Leased Real Property                            Section 5.8(b)
Leases                                          Section 5.8(b)
Net Payment Amount                              Section 9.15
Noncompete Period                               Section 9.10(a)
Objection Notice                                Section 2.2(a)
Parties                                         Preface
Plans                                           Section 5.16(a)
Prime Rate                                      Section 2.2(b)(i)
Purchase Price                                  Section 2.1(e)
Purchaser                                       Preface
Purchaser Parties                               Section 8.2(a)
Purchaser Savings Plan                          Section 9.11(f)
Purchaser's Employee Benefit Plans              Section 9.11(d)
Regulation S-X                                  Section 9.14
Representative                                  Section 4.3(a)
Restricted Geographic Area                      Section 9.10(a)
Sellers                                         Preface
Seller Parties                                  Section 8.2(c)
Seller Savings Plan                             Section 9.11(f)
Spin-Off Agreements                             Section 3.1(m)
Transaction Proposal                            Section 4.3(a)

Transferred Employees                           Section 9.11(b)
Unassigned Contracts                            Section 9.12
WARN                                            Section 5.15

                                  ARTICLE II
         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

     Section 2.1  Purchase and Sale.

          (a) Purchase and Sale of Acquired Assets. On the basis of the representations, warranties, covenants and agreements set forth herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, subject to Section 2.1(b) hereof, the Purchaser shall purchase from each Seller, and each Seller shall sell, assign, transfer and deliver to the Purchaser, free and clear of any Liens, all business, properties, assets, rights and interests of every kind and nature used in or primarily related to the Acquired Business and owned by such Seller (or in which such Seller has another interest) on the Closing Date, whether tangible or intangible, and wherever located and by whomever possessed (collectively, the "Acquired Assets"), including, without limitation:

                 (i)  all Accounts Receivable (whether current or noncurrent);

                 (ii) all Proprietary Rights, along with all income, royalties, damages and payments receivable in respect of any such Proprietary Right, including, without limitation, all damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world with respect to any such Proprietary Right;

                 (iii) all rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Contracts Schedule attached hereto;

                 (iv) all of the Assumed Leases and Leasehold Improvements with respect to the Assumed Leases;

                 (v) all transportation and office equipment, furniture and computer equipment;

                 (vi) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies and fuels;

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

                 (vii) all office supplies, production supplies, other miscellaneous supplies and other tangible property of any kind;

                 (viii) all prepayments, security deposits and prepaid expenses;

                 (ix) the right to receive and retain mail, accounts receivable payments and other communications relating to the Acquired Business;

                 (x) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                 (xi) all lists, records and other information pertaining to accounts, personnel (including, without limitation, any lists and information contained in data bases containing names of all past, present and potential consultants and employees) and referral sources, all lists and records pertaining to suppliers and customers, and copies of all books, ledgers, files and business records (including, without limitation, all accounting records for the fiscal years ended March 31, 2000, 1999 and 1998 and for the period between April 1, 2000 and the Closing Date) used in or primarily related to the Acquired Business, in each case whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

                 (xii) all advertising, marketing and promotional materials and all other printed or written materials;

                 (xiii) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

                 (xiv) all telephone numbers (e.g. "800" numbers);

                 (xv) all goodwill as a going concern and all other intangible properties;

                 (xvi) all rights to and interests in, including, without limitation, all Proprietary Rights (including, without limitation, web pages) with respect to, the website www.fdsi.cotelligent.com; and

                 (xvii) except as specified in Section 2.1(b) below, all other property used in or primarily related to the Acquired Business and owned by any Seller (or in which any Seller has another interest) on the Closing Date, including, without limitation, all fixed assets included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

It is acknowledged that both the Acquired Business and the businesses to be retained by the Sellers are conducted out of the Shared Locations, and thus, for greater certainty, the Parties agree that the assets listed on the "Excluded Assets Schedule" attached hereto in respect of the Shared Locations shall not constitute Acquired Assets, but rather, shall constitute Excluded Assets.

          (b) Excluded Assets. Notwithstanding any implication to the contrary contained in Section 2.1(a) above, the following assets, (collectively, the "Excluded Assets") are expressly excluded from the purchase and sale contemplated thereby and, as such, are not Acquired Assets:

                 (i) all of the Sellers' business, properties, assets, rights and interests of every kind and nature that are not used in or primarily related to the Acquired Business, including, without limitation, the assets listed on the Excluded Assets Schedule;

                 (ii) all of the Sellers' accounting centers other than the accounting centers located in Pittsburgh-PA and Seattle-WA (other than any accounting records referenced to in Section 2.1(a)(xi) above contained at such location);

                 (iii) all Cash on hand as of the Closing Date and monies to be received by the Sellers from the Purchaser pursuant to this Agreement;

                 (iv)  all rights of the Sellers under this Agreement;

                 (v) all taxpayer and other identification numbers of the Sellers;

                 (vi) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of each Seller and each Predecessor Entity as a legal entity;

                 (vii) all Leases other than the Assumed Leases (the "Excluded Leases");

                 (viii)  the Excluded Accounts Receivable; and

                 (ix) subject to Section 2.1(a)(xi) and Section 9.9, all tax, accounting, benefit plan and other books and records of the Sellers and each Predecessor Entity.

          (c) Assumed Liabilities. Subject to Section 9.12 below, as additional consideration for the Acquired Assets, at the Closing the Purchaser will assume all liabilities and obligations arising in connection with the Acquired Business on or after the Closing Date (other than liabilities and obligations arising in connection with any Excluded Lease) (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall also include the following liabilities: (i) payroll, payroll taxes and the costs of benefit obligations to participants for the period commencing on the day after the Acquired Business' last regular payroll payment date and ending on the Closing Date, (ii) commissions, subcontractor payables and expense reports for the period commencing on the day after the Acquired Business' last regular payroll payment date and ending on the Closing Date, (ii) commissions, subcontractor payables and expense reports for the period commencing on the day after the Acquired Business' last regular payment date for such items and ending on the Closing Date, (iii) accrued liabilities as of the Closing Date for volume discounts to customers of the Acquired Business, and (iv) other ordinary operating expenses accrued in the Ordinary Course of Business with respect to lease payments, and office supplies. Notwithstanding any implication to the contrary contained in this Section 2.1(c), the Purchaser will not assume and shall not be liable (x) for any liabilities and/or obligations arising out of facts and circumstances in existence prior to the Closing (including, without limitation, severance obligations) other than with respect to the items specifically set forth in clauses (i), (ii) and (iii) of this Section 2.1(c) or (y) to any current or former employee of any Seller for any liabilities and/or obligations arising out of the transactions contemplated herein (e.g., severance, change of control or other similar obligations).

          (d) Excluded Liabilities. Unless expressly assumed by the Purchaser pursuant to Section 2.1(c) above, the Purchaser shall not assume or become liable for, and the Purchaser shall not be deemed to have assumed or have become liable for, any liabilities and/or obligations of any Seller, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and regardless of when asserted, including, without limitation, any liabilities and/or obligations arising from or relating to the Sellers' operation of the Acquired Business and/or the Acquired Assets prior to the Closing Date and any intercompany payables from the Acquired Business to the Sellers or their Affiliates (collectively, the "Excluded Liabilities").

          (e) Purchase Price for Acquired Assets. The purchase price for the Acquired Assets (the "Purchase Price") will consist of the assumption by the Purchaser at the Closing of the Assumed Liabilities and the payment by the Purchaser at the Closing of $116,495,000 (as adjusted pursuant to Section 2.2 below) in cash to the Sellers. The Purchase Price shall first be allocated to Accounts Receivable, Fixed Assets and all other Tangible Assets based on their Book Value with the remaining balance of the Purchase Price then being allocated to Intangible Assets. The Purchase Price is subject to adjustment pursuant to
Section 2.2 hereof.

     Section 2.2  Purchase Price Adjustments.

          (a) Post-Closing Determination. Within 60 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of the Net Working Capital Amount and the Baseline Net Working Capital Amount as of the close of business on the Closing Date and the Earn-Out Amount and will prepare and deliver to the Sellers a computation of the Net Working Capital Amount and the Baseline Net Working Capital Amount as of the close of business on the Closing Date, and the Earn-Out Amount (the "Draft Computations"). The Purchaser and its auditors will make available to the Sellers and their auditors all records and work papers used in preparing the Draft Computations. If the Sellers disagree with the computation of the Net Working Capital Amount, the Baseline Net Working Capital Amount or the Earn-Out Amount reflected on the Draft Computations, the Sellers may, within 30 days after receipt of the Draft Computations, deliver a written notice (an "Objection Notice") to the Purchaser setting forth the Sellers' calculation of the Net Working Capital Amount and/or the Baseline Net Working Capital Amount and/or the

Earn-Out Amount as of the close of business on the Closing Date. If the Sellers do not deliver an Objection Notice within such 30 day period, then the Draft Computations shall be binding and conclusive upon each of the Parties. If the Sellers deliver the Objection Notice within such 30 day period, the Purchaser and the Sellers will use reasonable best efforts to resolve any disagreements as to the Draft Computations, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Sellers will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and the Sellers are unable to agree on the choice of the Firm, then the Firm will be a "big-five" accounting firm selected by lot (after excluding one firm designated by the Purchaser and one firm designated by the Sellers). The Purchaser and the Sellers will direct the Firm to render a determination within 30 days of its retention, and the Purchaser and the Sellers and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computations set forth in the Objection Notice which the Purchaser and the Sellers are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based solely on presentations by the Purchaser and the Sellers (i.e., not on independent review) and on the definitions of the Net Working Capital Amount, the Baseline Net Working Capital Amount and the Earn-Out Amount included herein. The determination of the Firm will be conclusive and binding upon the Purchaser and the Sellers. The Purchaser and the Sellers shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The Net Working Capital Amount and the Baseline Net Working Capital Amount, as determined pursuant to this Section 2.2(a), are referred to herein as the "Actual Net Working Capital Amount" and the "Actual Baseline Net Working Capital Amount," respectively.

          (b)  Post-Closing Adjustment.

               (i) Payment by the Purchaser. If the Actual Net Working Capital Amount exceeds the Actual Baseline Net Working Capital Amount, then the Purchaser shall, within five (5) Business Days after the determination thereof, pay to the Sellers an aggregate amount equal to the result of (x) the Actual Net Working Capital Amount, minus (y) the Actual Baseline Net Working Capital Amount, plus (z) interest on the difference between (x) and
     (y) from the Closing Date to the date of payment at an interest rate equal to the "Prime Rate" as listed in the Wall Street Journal on the Closing Date (the "Prime Rate"). Such payment will be made by wire transfer or delivery of other immediately available funds on the Final Payment Date.

               (ii) Payment by the Sellers. If the Actual Net Working Capital Amount is less than the Actual Baseline Net Working Capital Amount, then the Sellers shall, within five (5) Business Days after the determination thereof, pay to the Purchaser an aggregate amount equal to the result of
     (x) the Actual Baseline Net Working Capital Amount, minus (y) the Actual Net Working Capital Amount, plus (z) interest on the difference between (x) and (y) from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds on the Final Payment Date.

          (c) Earn-Out. The Earn-Out Amount, if any, shall become due and payable by the Purchaser to the Sellers on the Final Payment Date.

All amounts payable on the Final Payment Date pursuant to Sections 2.2(b) and
(c) shall be added together or netted against one another, as applicable, such that only one payment will be made from one Party to another Party on the Final Payment Date, and such payment shall be made by wire transfer of immediately available funds to the account(s) designated by the payee.

     Section 2.3  Closing Transactions.

          (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on the later of June 30, 2000 and the Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Sellers; provided that, in any event, if the Purchaser's senior lenders require that the Closing take place at the offices of their attorneys, the Parties agree that the Closing shall take place at such offices. The date and time of the Closing are herein referred to as the "Closing Date."

          (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") at the Closing:

               (i) the Purchaser (A) shall pay, in accordance with the Purchase Price Allocation Schedule, an aggregate amount in cash equal to (x) the Purchase Price minus (y) $5,000,000, by wire transfer of immediately available funds to an account or accounts designated by the Sellers, and
     (B) shall deposit an aggregate amount in cash equal to $5,000,000 into an escrow account (the "Escrow Account") governed by an Escrow Agreement in form and substance reasonably satisfactory to the Parties (the "Escrow Agreement"); it being understood and agreed that the Escrow Account shall have a term of one (1) year and shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.2 and/or Section 8.2 hereof;

               (ii) the Sellers shall convey to the Purchaser good and marketable title to all of the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances and Liens to be removed by the Sellers pursuant to clause (iv) below), and deliver to the Purchaser bills of sale, assignment of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Acquired Assets, in form and substance reasonably satisfactory to the Purchaser;

               (iii) the Purchaser shall deliver to the Sellers such instruments of assumption as are required in order for the Purchaser to assume the Assumed Liabilities;

               (vi) the Sellers shall make arrangements satisfactory to the Purchaser for any and all Liens (other than Permitted Encumbrances) on the Acquired Assets to be released; and

               (v) the Sellers and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.


                                  ARTICLE III
                             CONDITIONS TO CLOSING

     Section 3.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Sellers or any of their representatives or agents to the Purchaser pursuant to Section 4.1(g) or 5.23 hereof);

          (b) The Sellers shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing;

          (c) All consents by third parties that are set forth on the Required Consents Schedule attached hereto shall have been obtained on terms reasonably satisfactory to the Purchaser;

          (d) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Assets to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

          (e) The purchase of the Acquired Assets by the Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject the Purchaser to any material penalty or liability under or pursuant to any applicable law or governmental regulation, and shall be permitted by the laws and regulations of the jurisdictions to which the Purchaser is subject;

          (f) The applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") shall have expired or been terminated;

          (g) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Acquired Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

          (h) Since the date hereof, there shall have been no Material Adverse Effect;

          (i) The Sellers shall have delivered to the Purchaser releases of any and all Liens (other than Permitted Encumbrances), including appropriate UCC termination statements, held by third parties against the Acquired Assets, in each case on terms satisfactory to the Purchaser;

          (j) The Purchaser shall have received opinions, dated as of the Closing Date, of Thelen Reid & Priest LLP, counsel to the Sellers, and of Morris, Nichols, Arsht & Tunnell, counsel to the Sellers with respect to Section 271 of the Delaware General Corporation Law, in each case in form and substance reasonably satisfactory to the Purchaser;

          (k) The Sellers shall have entered into the Escrow Agreement, and it shall be in full force and effect as of the Closing;

          (l) The Sellers shall have entered into the Transition Services Agreement and it shall be in full force and effect as of the Closing.

          (m) The Sellers shall have entered into each of the spin-off agreements attached hereto as Exhibit B (the "Spin-Off Agreements") and the Spin-Off Agreements shall be in full force and effect as of the Closing.

          (n) The Sellers shall have entered into the License Agreement, and it shall be in full force and effect as of the Closing.

          (o) On or prior to the Closing Date, the Sellers shall have delivered to the Purchaser all of the following:

               (i) a certificate from the Sellers in a form reasonably satisfactory to the Purchaser, dated as of the Closing Date, stating that they have taken all actions required on their part to satisfy the preconditions specified in Sections 3.1(a) through (k);

               (ii) copies of all third party and governmental consents, approvals, filings, releases and terminations required of the Sellers in connection with the consummation of the transactions contemplated herein;

               (iii) certified copies of the resolutions of the board of directors of each Seller approving the transactions contemplated by this Agreement;

               (vi) certificates of the secretary of state of the States of Delaware and California providing that each Seller is in good standing;

               (v) a copy of the articles or certificate of incorporation of each Seller, certified by the appropriate authority in the jurisdiction in which such entity was incorporated;

               (vi) a copy of the bylaws of each Seller, certified by an officer of such Seller;

               (vii) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

          (p) The Sellers shall have obtained and delivered to the Purchaser an estoppel certificate, lien waiver and consent in form and substance satisfactory to the Purchaser and the Purchaser's lenders with respect to each of the Leases set forth on the "Lease Consent Schedule", dated no more than thirty (30) days prior to the Closing, from the other party to such Lease;

          (q) The Purchaser shall have received aggregate cash proceeds from senior and subordinated debt lenders in the amounts set forth in the Commitment Letters and on terms no less favorable to the Purchaser than those set forth in the Commitment Letters;

          (r) The Sellers shall have completed consolidation of the Acquired Business' processing centers into two processing centers located at Pittsburgh, PA and Seattle, WA and such centers shall be operating in a manner reasonably satisfactory to the Purchaser.

          (s) All proceedings to be taken by the Sellers in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Sellers to effect the transactions contemplated hereby or as reasonably requested by the Purchaser in its sole discretion shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser. Notwithstanding anything herein to the contrary, the Purchaser shall be deemed to have waived any unsatisfied condition by consummating the transactions contemplated herein.

     Section 3.2 Conditions to the Sellers' Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article VI shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchaser to the Sellers pursuant to
Section 4.4(a) or 6.7 hereof);

          (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

          (c) The Purchaser shall have entered into the Escrow Agreement, the Transition Services Agreement, the Spin-Off Agreements and the License Agreement and they shall be in full force and effect as of the Closing.

          (d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

          (e) The sale of the Acquired Assets by the Sellers hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject the Sellers to any material penalty or liability under or pursuant to any applicable law or governmental regulation, and shall be permitted by the laws and regulations of the jurisdictions to which the Sellers are subject;

          (f) The Sellers shall have received an opinion, dated as of the Closing Date, of Morris, Nichols, Arsht & Tunnell, counsel to the Sellers, with respect to Section 271 of the Delaware General Corporation Law, in form and substance reasonably satisfactory to the Sellers;

          (g) On or prior to the Closing Date, the Purchaser shall have delivered to the Sellers all of the following:

               (i) a certificate from the Purchaser in a form reasonably satisfactory to the Sellers, dated as of the Closing Date, stating that the Purchaser has taken all actions required on its part to satisfy the preconditions specified in Sections 3.2(a) through (d);

               (ii) copies of all third party and governmental consents, approvals, filings, releases and terminations required of the Purchaser in connection with the consummation of the transactions contemplated herein;

               (iii) a certificate of the secretary of state of the State of Delaware providing that the Purchaser is in good standing;

               (iv) certified copies of the resolutions of the Purchaser's board of directors approving the transactions contemplated by this Agreement; and

               (v) such other documents or instruments as the Sellers may reasonably request to effect the transactions contemplated hereby.

          (h) All proceedings to be taken by the Purchaser in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby or as reasonably requested by the Sellers shall be reasonably satisfactory in form and substance to the Sellers.

Any condition specified in this Section 3.2 may be waived by the Sellers in their sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Sellers. Notwithstanding anything herein to the contrary, the Sellers shall be deemed to have waived any unsatisfied condition by consummating the transactions contemplated herein.

                                  ARTICLE IV
                           COVENANTS PRIOR TO CLOSING

     Section 4.1 Affirmative Covenants of each Seller. Each Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section
7.1 hereof, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, each Seller shall with respect to the Acquired Business:

          (a) conduct its business and operations only in the Ordinary Course of Business;

          (b) keep in full force and effect its corporate existence and all rights, franchises and Proprietary Rights relating or pertaining to the Acquired Business and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

          (c) use commercially reasonable efforts to carry on the Acquired Business in the same manner as presently conducted and to keep the Sellers' business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

          (d) maintain the material assets in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date (whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Sellers and the Purchaser;

          (e) take commercially reasonable actions to facilitate the continued employment of employees by the Purchaser and its Subsidiaries after the Closing;

          (f) maintain the books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

          (g) promptly (once any Seller obtains knowledge thereof) inform the Purchaser in writing of any exceptions from the representations and warranties contained in Article IV hereof that were not previously disclosed or any breach of any covenant hereunder by any Seller or any of their representatives or agents;

          (h) cooperate with the Purchaser and use commercially reasonable efforts to cause the conditions to the Purchaser's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations);

          (i) use commercially reasonable efforts to obtain all third party and governmental approvals and consents necessary or desirable to consummate the transactions contemplated hereby;

          (j) use reasonable best efforts to maintain the existence of and use commercially reasonable efforts to protect all Proprietary Rights used in the Acquired Business;

          (k) maintain the existence of and protect all of the governmental permits, licenses, approvals and other authorizations of the Acquired Business;

          (l) comply with all applicable laws, ordinances and regulations in the operation of the Acquired Business; and

          (m) cooperate with the Purchaser in its investigation of the Acquired Business and permit the Purchaser and its employees, agents, accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of the Sellers at reasonable hours, (ii) visit and inspect any of the properties of the Sellers and (iii) discuss the affairs, finances and accounts of the Sellers with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Sellers.

     Section 4.2 Negative Covenants of each Seller. Each Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 hereof, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Sellers shall not with respect to the Acquired Business:

          (a) take any action that would require disclosure under Section 5.6 hereof;

          (b) make any loans, enter into any transaction with any Insider or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees;

          (c) establish or, except in the Ordinary Course of Business, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees;

          (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length, with unaffiliated Persons;

          (e) engage in any activity other than in the Ordinary Course of Business which would accelerate or delay the collection of its accounts or notes receivable, accelerate or delay the payment of its accounts payable, delay its capital expenditures, or reduce or otherwise restrict the amount of inventory on hand; or

          (f) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets, or agree to do any of the foregoing, to or with any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business.

     Section 4.3  Additional Covenants of each Seller.

          (a) The Sellers represent and warrant to the Purchaser that the board of directors of Charlie (the "Board") has made such assessments of the Sellers' value and has taken such other actions as to satisfy the fiduciary duties of the Board that must be satisfied to enable the Sellers to enter into this Agreement and to render this Agreement binding upon the Sellers in accordance with its terms.

          (b) Each Seller hereby agrees that, prior to the Closing or termination of this Agreement, it shall not, and shall not cause or permit any of its directors, officers, employees, agents or representatives (each a "Representative"), directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) the making of, or any inquiries regarding, any Transaction Proposal, (ii) engage in negotiations, explore or otherwise engage in substantive discussions with or furnish any information to any Person (other than the Purchaser or its Representatives), or enter into any agreement with respect to any Transaction Proposal, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iii) take or approve any actions to facilitate any such activities. Notwithstanding the foregoing or any other provision of this Agreement, the Sellers may, in response to a bona fide unsolicited written Transaction Proposal from a credible third party (a "Qualified Transaction Proposal"), participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish information to, and enter into an agreement (an "Alternative Transaction") with, such third party with respect to such Qualified Transaction Proposal, if the Board, after consultation with and upon the written advice of counsel, determines that the failure to participate in such discussions or negotiations or to furnish such information or to enter into such Alternative Agreement, as applicable, would constitute a
breach of its fiduciary duties under, or otherwise violate, applicable law.   As
used herein, "Transaction Proposal" shall mean any proposal made by a third party, other than the Purchaser or its Affiliates, to acquire, directly or indirectly, (x) all or any portion of the assets, properties, business, interests and/or other rights of the Sellers related to the Acquired Business (other than in the Ordinary Course of Business) or (y) a controlling interest of any Seller, whether pursuant to a merger, consolidation or other business combination, purchase of shares, tender offer or exchange offer or any other transaction structure, including, without limitation, any single or multi-step transaction or series of related transactions.

          (c) Upon executing this Agreement, the Sellers shall discontinue immediately any negotiations or discussions with respect to any Transaction Proposal and shall immediately advise the Purchaser in writing regarding the identity of any Person with whom any Seller has had direct or indirect contact since April 5, 2000 regarding a possible Transaction Proposal. Hereafter, the Sellers shall advise the Purchaser in writing of (i) the receipt, directly or indirectly, of any inquiries relating to a Transaction Proposal promptly following such receipt, (ii) the status of any discussions or negotiations with respect thereto, (iii) its intention to enter into any agreement relating to a Transaction Proposal at least 48 hours prior to executing any such agreement and
(iv) any actions taken pursuant to Section 4.3(b) above promptly following such action. Immediately following the receipt, directly or indirectly, of any Transaction Proposal (or any inquiry regarding a Transaction Proposal), the Sellers shall furnish to the Purchaser either a copy of such Transaction Proposal (or such inquiry) or a written summary of such Transaction Proposal (or such inquiry), including, without limitation, information regarding pricing, structure and material conditions to closing, as well as update the Purchaser with respect thereto upon any change to the terms of such Transaction Proposal. If the Sellers or any of their Representatives propose to take any actions pursuant to the second sentence of Section 4.3(b) which are otherwise prohibited by the first sentence of Section 4.3(b), the Sellers shall, at least 24 hours prior to the initiation of such action, notify the Purchaser in writing, in reasonable detail, of the basis for the Board's decision that such proposed actions are required to avoid a breach of their fiduciary duties and shall provide to the Purchaser the written advice the Board has received from counsel to that effect.

          (d) Nothing in this Section 4.3 shall (i) permit the Sellers to terminate this Agreement other than pursuant to Section 7.1 hereof or (ii) affect any other obligation of the Sellers under this Agreement.

          (e) Each Seller hereby covenants that it shall use its best efforts to cause the Net Working Capital Amount to be equal to or exceed the Baseline Net Working Capital Amount as of the close of business on the Closing Date.

     Section 4.4 Covenants of the Purchaser. Prior to the Closing, the Purchaser shall:

          (a) promptly (once it obtains knowledge thereof) inform the Sellers in writing of any exceptions from the representations and warranties contained in
Article VI not previously disclosed or any breach of any covenant hereunder by the Purchaser;

          (b) cooperate with the Sellers and use commercially reasonable efforts to cause the conditions to the Sellers' obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations); and

          (c) use commercially reasonable efforts to cause the conditions to the funding of its senior and subordinated debt as set forth in the Commitment Letters to be satisfied.

     Section 4.5 Mutual Covenants of the Parties. The Parties hereto agree that:

          (a) subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement (including the filing of any required report forms under the HSR Act). In connection with, and without limiting the foregoing, each Party shall (a) use commercially reasonable efforts to take all action necessary to render true and correct as of the Closing Date its representations and warranties contained in this Agreement, (b) refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time, (c) perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it and (d) use commercially reasonable efforts to satisfy the other Party's conditions to closing as set forth in Section 3.1 with respect to the Purchaser and in Section 3.2 with respect to the Sellers. The Sellers and the Purchaser shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions;

          (b) each Party shall cooperate with one another (i) in connection with the preparation of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Disclosure Document"), (ii) in determining whether any other action by or in respect of, or filing with, any governmental entity or any department, agency or political subdivision thereof (including in connection with the HSR Act), or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in timely seeking to obtain any such actions, consents, approvals or waivers and timely making any such filings, and furnishing information required in connection therewith and/or with any Disclosure Document; and

          (c) the Seller, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other of:

               (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any governmental entity or any department, agency or political subdivision thereof in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Sellers, on the one hand, or the Purchaser, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

               (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such Person set forth in this Agreement.


                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As a material inducement to the Purchaser to enter into this Agreement, each Seller hereby jointly and severally represents and warrants that:

     Section 5.1  Organization and Corporate Power.

          (a) The "Organization Schedule" attached hereto contains a complete and accurate list for each Seller of its name, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business.

          (b) Each Seller is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full organizational power and authority to conduct the Acquired Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the contracts to which it is a party or otherwise bound. Each Seller is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

          (c) The Sellers have provided to the Purchaser correct and complete copies of the certificate of incorporation and by-laws of each Seller, which documents reflect all amendments made thereto at any time before the date hereof. No Seller is in default under or in violation of any provision of its certificate of incorporation or by-laws.

     Section 5.2 Authorization of Transactions. Each Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The board of directors of each Seller (i) has made assessments of the value of the Acquired Business and has taken other actions as to satisfy the fiduciary duties that must be satisfied by it in order to enable such Seller to enter into this Agreement and to render this Agreement binding upon such Seller in accordance with its terms and (ii) has duly approved the Transaction Documents to which such Seller is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of any Seller is necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. All Transaction Documents to which any Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

     Section 5.3 Absence of Conflicts. Except as set forth on the "Conflicts Schedule" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Sellers do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Capital Stock or assets of any Seller (including, without limitation, the Acquired Assets) pursuant to, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency under, the articles of incorporation or by-laws (or equivalent governing documents) of any Seller or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which any Seller is bound or affected, or any law, statute, rule or regulation to which any Seller is subject (except in connection with the applicable requirements of the HSR Act) or any judgment, order or decree to which any Seller is subject.

     Section 5.4  Financial Statements and Related Matters.

          (a) Financial Statements. Attached hereto as the "Financial Statements Schedule" are copies of(i) unaudited consolidated balance sheets as of April 30, 2000 for the Acquired Business as separately stated (the "Latest Balance Sheet") and the related statements of income and cash flows for the one-month period then ended, and (ii) unaudited consolidated balance sheets and statements of income for the fiscal years ended March 31, 2000, 1999 and 1998 for the Acquired Business as separately stated. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, is consistent with the Sellers' books and records (which, in turn, are accurate and complete), presents fairly the Acquired Business's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to the absence of footnote disclosure.

          (b) Accounts Receivable. The Accounts Receivable of the Acquired Business (other than the Guaranteed Receivables) are not subject to any valid counterclaims or rights of setoff, and are valid and current receivables at the aggregate amount recorded on the Sellers' books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those Accounts Receivable computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

     Section 5.5 Absence of Undisclosed Liabilities. No Seller has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Acquired Business at or before the Closing, except (i) obligations under executory contracts or commitments described on the Contracts Schedule attached hereto or under executory contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement, and (iv) liabilities specifically disclosed elsewhere in this Agreement or the Schedules hereto.

     Section 5.6 Absence of Certain Developments. Except as set forth on the attached "Developments Schedule", since April 30, 2000, or solely with respect to Section 5.6(l), since March 31, 2000, no Seller, individually or collectively with the other Seller, has with respect to the Acquired Business:

          (a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or suffered any theft, damage, destruction, or casualty loss in excess of $100,000, to its assets, to the extent not covered by insurance, or suffered any substantial destruction of its books and records;

          (b) subjected any portion of its properties or assets to any Lien (other than Permitted Encumbrances);

          (c) sold, leased, assigned, or transferred (including, without limitation, transfers to any Insider) a material portion of its tangible assets, or canceled without fair consideration any material debts or claims owing to or held by it;

          (d) sold, assigned, licensed or transferred (including, without limitation, transfers to any Insider) any Proprietary Rights owned by, issued to, or licensed to any Seller or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Sellers in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

          (e) suffered any extraordinary losses or waived any rights of material value;

          (f) entered into, amended or terminated any material lease, contract, agreement or commitment, or entered into any other transaction other than in the Ordinary Course of Business;

          (g) entered into any other material transaction, or materially changed any business practice (other than in the Ordinary Course of Business);

          (h) incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

          (i) made or granted any bonus or any wage, salary or compensation increase (other than in the Ordinary Course of Business) to, or entered into any employment, severance, change of control or similar contract or agreement with, any employee or sales representative, group of employees or consultant, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (j) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

          (k) made any capital expenditures or commitments for capital expenditures except in the Ordinary Course of Business or failed to make capital expenditures at levels at least equal to those set forth in the board approved budget;

          (l) made any material change in its accounting methods or to its methods of allocating costs or calculating reserves;

          (m) made any loans or advances to, or guarantees for the benefit of, any Person;

          (n) made charitable contributions, pledges, association fees or dues in excess of $20,000; or

          (o) committed to do any of the foregoing.

     Section 5.7 Assets. Except as set forth on the attached "Assets Schedule," the Sellers have good and marketable title to, or a valid leasehold interest in, the properties and assets used in or otherwise related to the operation of the Acquired Business, free and clear of all Liens, except for Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as described on the Assets Schedule, the Sellers' buildings, equipment and other tangible assets used in or otherwise related to the Acquired Business are in good operating condition and are fit for use in the Ordinary Course of Business. The Sellers own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Acquired Business as presently conducted. Except as described on the Assets Schedule and/or as provided in the Transition Services Agreement, the Acquired Assets constitute all of the assets and rights necessary for the conduct of the Acquired Business as it is presently conducted.

     Section 5.8  Title to Properties.

          (a) Owned Properties. In connection with the Acquired Business, no Seller currently owns any real property, and no Seller holds any options or contractual obligations to purchase or acquire any interest in real property. In connection with the Acquired Business, no Seller has granted any options or entered into any contractual obligations to sell or dispose of any interest in real property.

          (b) Leased Properties. The "Leases Schedule" sets forth a list of (i) all of the leases, subleases, licenses and similar agreements (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) used in or otherwise related to the operation of the Acquired Business (the "Leases") and (ii) each leased, subleased, licensed and/or occupied parcel of real property used in or otherwise related to the Acquired Business in which any Seller has a leasehold, subleasehold, licensed or similar interest (the "Leased Real Property"). Each of the Leases is in full force and effect, and a Seller holds a valid and existing leasehold or subleasehold interest under each of the Leases. The Sellers have delivered to the Purchaser true, correct, complete and accurate copies of each written Lease. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Sellers nor, to the knowledge of the Sellers, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated any provision thereof; (v) there are no material disputes or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser; and (vii) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

          (c) Leasehold Improvements. The Sellers have good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Encumbrances.

          (d) Real Property Disclosure. Except as disclosed on the Leases Schedule, the Leased Real Property and the Leasehold Improvements include all of the real property used by the Sellers in the operation of the Acquired Business.

     Section 5.9  Taxes.  Except as set forth on the attached "Taxes Schedule":

          (a) the Sellers have timely filed all material Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with applicable law;

          (b) all material Taxes due and payable by the Sellers, whether or not shown on a Tax Return, have been paid by the Sellers and no material Taxes are delinquent;

          (c) the amount accrued as a current liability for taxes on the Latest Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shall be sufficient to pay in full all Taxes for taxable periods (or portions thereof) ending on or before the date of the Latest Balance Sheet, whether or not such Taxes are due on or before such date, except to the extent the failure to so accrue would not have a Material Adverse Effect, and, since the date of the Latest Balance Sheet, no Seller has incurred any liability for Taxes other than in the Ordinary Course of Business;

          (d) to the knowledge of the Sellers, no deficiency for any amount of Tax which has not been resolved has been asserted or assessed by a taxing authority against any Seller, and no Seller has knowledge that any such assessment or asserted Tax liability shall be made;

          (e) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of the Sellers, threatened against or with respect to any Seller;

          (f) the Sellers do not reasonably expect any taxing authority to claim or assess any additional Taxes in respect of any Seller for any period;

          (g) no Seller has (A) waived any statute of limitations, (B) agreed to any extension of the period for assessment or collection or (C) executed or filed any power of attorney, in each case with respect to any Taxes, which waiver, agreement or power of attorney is currently in force;

          (h) no Seller has been a member of an Affiliated Group (as defined in Section 1504 of the Code), or any similar group defined under local, state or foreign Tax law (other than the Affiliated Group of which Charlie is the common parent) and no Seller has any liability for Taxes of any Person other than the Sellers under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign Tax law;

          (i) no Seller is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and no Seller has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

          (j) no Seller has any obligation to make any payment that could be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

          (k) to the knowledge of the Sellers, no claim has ever been made by a taxing authority in a jurisdiction where the Sellers do not pay Taxes or file Tax Returns that any Seller is or may be subject to Taxes assessed by such jurisdiction;

          (l) the Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except to the extent the failure to so withhold and pay would not have a Material Adverse Effect; and

          (m) the Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Seller is required to file Tax Returns relating to the Acquired Business.

     Section 5.10  Contracts and Commitments.

          (a) Except as specifically contemplated by this Agreement and except as set forth on the "Contracts Schedule" attached hereto, no Seller, with respect to the Acquired Business, is a party to or bound by, whether written or oral, any:

               (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

               (ii) contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis providing annual compensation in excess of $150,000 and not terminable without penalty, severance payment or other expense on the part of the Seller and, after the Closing Date, the Purchaser;

               (iii) severance or change of control agreement or similar arrangement;

               (iv) agreement or indenture relating to the borrowing of money or other Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

               (v) contract under which any Seller has advanced or loaned any other Person amounts in the aggregate exceeding $25,000, other than trade credit extended in the Ordinary Course of Business;

               (vi) agreement with respect to the lending or investing of funds;

               (vii)  license or royalty agreements;

               (viii) guaranty of any obligation, other than endorsements made for collection;

               (ix) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Acquired Business;

               (x) outstanding powers of attorney executed on behalf of any Seller, other than powers of attorney granted by the Sellers in the Ordinary Course of Business to customers receiving services so that such customers may register, copyright or otherwise protect intellectual property resulting from such services;

               (xi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other Person calling for payments in excess of $50,000 annually;

               (xii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it and calling for payments in excess of $50,000;

               (xiii) agreement or group of related agreements with the same Person for the sale or purchase of products or services under which the undelivered balance of such products and services has a price in excess of $50,000;

               (xiv) agreement or group of related agreements with the same party or group of affiliated parties (including without limitation agreements with customers of the Acquired Business) involving more than $750,000 from the period from May 1, 1999 through and including April 30, 2000;

               (xv) agreement with a term of more than six months which is not terminable upon less than 60 days notice without penalty;

               (xvi) confidentiality agreement or similar arrangement, other than customary confidentiality agreements with employees, consultants, subcontractors or customers entered into in the Ordinary Course of Business;

               (xvii) agreement which prohibits it from freely engaging in business anywhere in the world, other than agreements with customers entered into in the Ordinary Course of Business which prohibit the provision of consultants used by such customer to such customer's competitors; or

               (xviii) other agreement material to it (whether or not entered into in the Ordinary Course of Business), other than agreements with customers of the Acquired Business entered into in the Ordinary Course of Business.

          (b) Except as disclosed on the Contracts Schedule, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached or canceled by the other party and no Seller has knowledge of any anticipated breach by any other party to any contract set forth on the Contracts Schedule,
(ii) no customer or supplier has indicated in writing or orally to any Seller or any Insider that it intends to stop or decrease the rate of business done with any Seller or that it desires to renegotiate its contract or current arrangement with any Seller, (iii) the Sellers have performed all the material obligations required to be performed by them in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and are not in default under or in breach of any contract or commitment required to be disclosed on the Contracts Schedule, and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach thereunder, (iv) no Seller has any present expectation or intention of not fully performing any obligation pursuant to any contract set forth on the Contracts Schedule, and (v) each agreement set forth on the Contracts Schedule is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

          (c) The Sellers have provided the Purchaser with a true, correct, complete and accurate copy of all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

     Section 5.11   Proprietary Rights.

          (a) The "Proprietary Rights Schedule" attached hereto contains a complete and accurate list of all (a) patented and/or registered Proprietary Rights owned by any Seller and used in or primarily related to the Acquired Business, (b) pending patent applications and applications for registrations of other Proprietary Rights filed by any Seller for use in the operation of the Acquired Business, (c) unregistered trade names, internet domain names and corporate names owned by any Seller and used in or primarily related to the Acquired Business and (d) unregistered trademarks, service marks, and computer software owned by any Seller and used in or primarily related to the Acquired Business. The Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by any Seller to any third party with respect to any Proprietary Rights used in or primarily related to the Acquired Business and all licenses and other rights granted by any third party to any Seller with respect to any Proprietary Rights used in or primarily related to the Acquired Business, in each case identifying the subject Proprietary Rights. Except as set forth on the Proprietary Rights Schedule, the Sellers own, free of all Liens (except for Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid written license, all Proprietary Rights necessary for the operation of the Acquired Business as presently conducted and such Proprietary Rights will be owned by the Purchaser or made available for use by the Purchaser pursuant to the Transition Services Agreement and License Agreement after the Closing on terms and conditions identical to those under which they were owned or used by the Sellers prior to the Closing. Except as set forth on the Proprietary Rights Schedule, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned by the Sellers and used in or primarily related to the Acquired Business has not had a Material Adverse Effect on the Acquired Business and such a loss or expiration of Proprietary Rights is not pending or, to the knowledge of any Seller, threatened or reasonably foreseeable.

          (b) Except as set forth on the Proprietary Rights Schedule, (i) the Sellers own and possess, without restriction as to use, all rights, title and interest in and to the Proprietary Rights necessary for the operation of the Acquired Business as presently conducted; (ii) no Seller has received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the Sellers' knowledge, no Seller has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights used in or primarily related to the Acquired Business.

          (c) The transactions contemplated by this Agreement shall have no adverse effect on the Sellers' rights, title and interest in and to any of the Proprietary Rights used in or otherwise related to the Acquired Business. The Sellers have taken all necessary and desirable actions to maintain and protect such Proprietary Rights and shall continue to maintain and protect such Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

     Section 5.12 Litigation; Proceedings. Except as set forth on the "Litigation Schedule" attached hereto, in connection with the Acquired Business, there are no actions, suits, complaints, charges, proceedings, orders, investigations or claims pending or, to the knowledge of the Sellers, threatened against or affecting any Seller (or to the knowledge of the Sellers, pending or threatened against or affecting any of the officers, directors or key employees of any Seller with respect to the Acquired Business and its proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor have there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting any Seller during the past three years; and no Seller is subject to any grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the knowledge of the Sellers, any governmental investigations or inquiries. In connection with the Acquired Business, no Seller is subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein).

     Section 5.13 Brokerage. Except as set forth on the "Brokerage Schedule" attached hereto, there are no claims by third parties for brokerage commissions, finders' fees or similar compensation (other than any incentive compensation which may become payable from the Sellers to one or more officers of the Sellers) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.

     Section 5.14 Governmental Licenses and Permits. The "Permits Schedule" attached hereto contains a complete listing and summary description of all material Licenses owned or possessed by the Sellers and used in the conduct of the Acquired Business. Except as indicated on the Permits Schedule, the Sellers own or possess all right, title and interest in and to all of the Licenses that are necessary to conduct the Acquired Business as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. The Sellers are in compliance with the terms and conditions of such Licenses and have received no notices that they are in violation of any of the terms or conditions of such Licenses. The Sellers have taken all commercially reasonable action to maintain such Licenses. No loss or expiration of any such License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated on the Permits Schedule, all of the Licenses shall survive the transactions contemplated hereby.

     Section 5.15 Employees. Except as set forth on the "Employees Schedule" attached hereto, to the knowledge of the Sellers, no key executive employee and no group of employees or independent contractors of any Seller with respect to the Acquired Business has any plans to terminate his, her or its employment or relationship as an independent contractor with any Seller. To the best of the Sellers' knowledge, the Sellers with respect to the Acquired Business have complied and remain in compliance with all applicable laws relating to the employment of personnel and labor. No Seller with respect to the Acquired Business is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. No Seller has engaged in any unfair labor practice. No Seller has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any employees of any Seller with respect to the Acquired Business. No Seller has implemented any plant closing or mass layoff of employees of the Acquired Business as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before the Closing without advance notification to the Purchaser.

     Section 5.16  Employee Benefit Matters.

          (a) Except as set forth on the "Benefit Plans Schedule" attached hereto, with respect to the Sellers' current or former employees of the Acquired Business, no Seller maintains or contributes to or has any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. No Seller with respect to the Acquired Business has ever contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA) or has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as the "Plans." No Seller maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees of the Acquired Business, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

          (b) The Plans (and related trusts and insurance contracts) set forth on the Benefit Plans Schedule comply in form and in operation with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof. All contributions, premiums or payments which are due on or before the Closing Date under each Plan have been paid. Each Plan which is intended to be qualified under section 401(a) of the Code (i) has been amended on a timely basis in compliance with the Code and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of such Plan as amended.

          (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans set forth on the Benefit Plans Schedule have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Sellers have complied with all material requirements of COBRA.

          (d) With respect to each Plan set forth on the Benefit Plans Schedule,
(i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and no Seller or Insider has knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

          (e) No Seller has incurred or has any reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that any Seller or any member of its "controlled group" (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute to.

     Section 5.17 Insurance. The "Insurance Schedule" attached hereto lists and briefly describes each insurance policy maintained by the Sellers with respect to any of the properties and assets used in or primarily related to the Acquired Business as presently conducted, together with a claims history for the past three years relating to the Acquired Business; provided that such claims history will not be required to include any period prior to the Sellers' acquisition of the relevant Predecessor Entity). All of such insurance policies are in full force and effect, and no Seller is in default under any such insurance policies or has been denied insurance coverage. Except as set forth on the Insurance Schedule, no Seller with respect to the Acquired Business has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

     Section 5.18 Officers and Directors; Bank Accounts. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of the Sellers, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) used in or otherwise related to the Acquired Business.

     Section 5.19 Affiliate Transactions. Except as disclosed on the "Affiliated Transactions Schedule" attached hereto, no Insider is a party to any agreement, contract, commitment or transaction relating to the Acquired Business, and no Insider has any interest in any property, real or personal or mixed, tangible or intangible, used in or primarily related to the Acquired Business.

     Section 5.20 Compliance with Laws. The Sellers and each of their respective officers, directors, partners, agents and employees have complied in all material respects with and are in compliance in all material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Acquired Business, and no claims have been filed against any Seller alleging a violation of any such laws or regulations, and no Seller has received notice of any such violations.

     Section 5.21 Environmental Matters. Except as set forth on the "Environmental Schedule" attached hereto:

          (a) The Sellers have complied with and are currently in compliance in all material respects with all Environmental and Safety Requirements applicable to the Acquired Business , and no Seller has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the properties or facilities used in or primarily related to the Acquired Business.

          (b) Without limiting the generality of the foregoing, the Sellers have obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of their properties and/or facilities used in or primarily related to the Acquired Business and for the operation of the Acquired Business. A list of all such permits, licenses and other authorizations which are material to any Seller with respect to the Acquired Business is set forth on the Environmental Schedule.

          (c) Neither this Agreement nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, shall impose any obligations on any Seller or the Purchaser for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements applicable to the Acquired Business (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

          (d) None of the following exists at any property or facility owned, occupied or operated by any Seller in connection with the Acquired Business: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or
(iv) landfills.

          (e) No Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of any Seller for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or any other Environmental and Safety Requirements applicable to the Acquired Business.

          (f) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of any Seller shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements applicable to the Acquired Business, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements applicable to the Acquired Business or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements applicable to the Acquired Business, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) No Seller has, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements applicable to the Acquired Business.

          (h) No Environmental Lien has attached to any property owned, leased or operated by any Seller in connection with the Acquired Business.

     Section 5.22 Disclosure; Information Supplied. Neither this Agreement nor the other Transaction Documents, nor any of the schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact, which has not been disclosed to the Purchaser, of which any Seller has knowledge that has had, or could reasonably be anticipated to have, a Material Adverse Effect. At the time of the filing of any Disclosure Document, at the time of any distribution of such Disclosure Document and throughout the Closing, each such Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Sellers' representations and warranties are subject to and modified by, in each case, all disclosures set forth in any Seller Reports filed with the SEC since July 1, 1998 and listed on the "Seller Reports Schedule" attached hereto, but only to the extent that the applicability of such disclosure to such representations and warranties is reasonably apparent from the terms of such disclosure; provided that, if there has been any material change in the facts or circumstances relating to any such disclosure in a Seller Report from the date of such Seller Report through the Closing Date, then the Sellers' representations and warranties as contained herein shall not be subject to or modified by any such disclosure.

     Section 5.23 Closing Date. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser is true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Sellers have advised the Purchaser otherwise in writing prior to the Closing.

                                  ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As a material inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers that:

     Section 6.1 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and to perform the Purchaser's obligations hereunder and thereunder.

     Section 6.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement. All Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms.

     Section 6.3 No Violation. The Purchaser is not subject to or obligated under any provision of its certificate of incorporation or by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by the Purchaser's execution, delivery or performance of this Agreement and the other Transaction Documents contemplated hereby to which the Purchaser is a party.

     Section 6.4 Governmental Authorities and Consents. The Purchaser is not required to submit any notice, report or other filing (except in connection with the applicable requirements of the HSR Act) with any governmental authority in connection with the execution or delivery by the Purchaser of this Agreement or the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority (except in connection with the applicable requirements of the HSR Act) or any other party or person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the transactions contemplated hereby or thereby.

     Section 6.5 Litigation. There are no actions, suits, proceedings or orders pending or, to the Purchaser's knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect the Purchaser's performance under this Agreement or the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

     Section 6.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

     Section 6.7 No Misstatements. The copies of all instruments, agreements, other documents and written information delivered by or on behalf of the Purchaser are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by the Purchaser in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by the Purchaser to the Sellers pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.8 Closing Date. All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Sellers are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Sellers otherwise in writing prior to the Closing.


                                  ARTICLE VII
                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Sellers and the Purchaser;

          (b) by the Sellers or the Purchaser, if the Closing has not occurred on or prior to July 31, 2000; provided, however, that neither the Purchaser nor the Sellers shall be entitled to terminate this Agreement pursuant to this
Section 7.1(b) if such Party's failure to fulfill any of its obligations under this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

          (c) by the Purchaser, (i) if the Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement and the transactions contemplated hereby in a manner adverse to the Purchaser or (ii) if the Sellers or any of their Representatives initiate any actions pursuant to the second sentence of Section 4.3(b) which are otherwise prohibited by the first sentence of Section 4.3(b);

          (d) by the Sellers, to allow the Sellers to enter into an agreement in respect of a Qualified Transaction Proposal subject to the restrictions in
Section 4.3(b) hereof; (provided that the termination described in this subsection (d) shall not be effective unless and until the Sellers shall have paid to the Purchaser the amounts payable to it as described in Section 7.2(b) hereof);

          (e) by the Purchaser, if there has been a material misrepresentation or breach on the part of any Seller of the representations, warranties or covenants set forth in this Agreement; or

          (f) by the Sellers, if there has been a material misrepresentation or breach on the part of the Purchaser of the representations, warranties or covenants set forth in this Agreement.

Such right of termination shall be exercised by written notice of termination given by the terminating Party to the other Parties hereto in the manner hereinafter provided. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting Party hereto arising out of any default hereunder by any other Party hereto.

     Section 7.2  Effect of Termination.

          (a) If this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that the agreements contained in Section 7.2(b),
Section 9.7, Section 9.10(d) and Article X hereof shall survive the termination hereof, and except that no such termination shall relieve any Party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

          (b) If the Purchaser shall have terminated this Agreement pursuant to clause (c), of Section 7.1 here of or if the Sellers shall have terminated this Agreement pursuant to clause (d) of Section 7.1 hereof, then the Sellers shall promptly, but in no event later than three business days after the date of such termination, (i) pay to the Purchaser a termination fee of $3,600,000 and (ii) pay to the Purchaser an amount equal to the out-of-pocket expenses incurred by the Purchaser which are attributable to the proposed transaction between the Purchaser and the Sellers, including, without limitation, negotiation and execution of this Agreement and the attempted financing and completion of the transactions contemplated herein (including, without limitation, the fees, costs and expenses of legal counsel, accountants, lenders and other representatives, advisors, appraisers and consultants), which fee and amount shall be payable by wire transfer of immediately available funds to an account designated by the Purchaser.


                                 ARTICLE VIII
                      INDEMNIFICATION AND RELATED MATTERS

     Section 8.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or
Section 8.2(c)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the 18 month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Sellers set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions) or Section 5.13 (Brokerage), there shall be no Applicable Limitation Date and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in Section 6.1 (Organization and Corporate Power), Section
6.2 (Authorization of Transactions), or Section 6.6 (Brokerage), there shall be no Applicable Limitation Date. The representations and warranties described in clause (i) and (ii) of the preceding sentence are referred to as the "Fundamental Representations and Warranties."

     Section 8.2  Indemnification.

          (a) The Sellers shall jointly and severally indemnify the Purchaser and each of its respective officers, directors, stockholders, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against all Losses the Purchaser Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, to the extent resulting from or caused by:

               (i) the breach of any representation or warranty made by any Seller contained in this Agreement or any certificate delivered by any Seller to the Purchaser with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect," "knowledge" or other terms of similar import or effect);

               (ii) the breach of any covenant or agreement made by any Seller contained in this Agreement or any certificate delivered by any Seller to the Purchaser with respect thereto in connection with the Closing;

               (iii) any breach of any covenant, representation or warranty contained in the Spin-Off Agreements, but only to the extent such Losses (net of an gains arising from any such inaccurate representations or breach of covenants) arise during the period from the date of the spin-off to December 31, 2000;

               (iv)  any Excluded Assets; and/or

               (v)  any Excluded Liabilities.

          (b) The Sellers will be liable to the Purchaser Parties with respect to claims referred to in Section 8.2(a)(i) only if the Purchaser gives the Sellers written notice thereof within the Applicable Limitation Date.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser delivers written notice of a claim to the Sellers no later than the Applicable Limitation Date, the Sellers shall be required to indemnify the Purchaser Parties for all Losses which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

          (c) The Purchaser shall indemnify the Sellers and each of their respective officers, directors, stockholders, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "Seller Parties") and hold each of them harmless from and against all Losses the Seller Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, to the extent resulting from or caused by:

               (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect," "knowledge" or other terms of similar import or effect);

               (ii) the breach of any covenant or agreement made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing;

               (iii) any Acquired Assets on or after the Closing Date; and/or

               (iv)  any Assumed Liabilities.

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

          (d) The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 8.2(c)(i) only if the Sellers give the Purchaser written notice thereof within the Applicable Limitation Date.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Sellers deliver written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

          (e) If a party hereto seeks indemnification under this Article VIII, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party, so long as such notification is provided prior to the Applicable Limitation Date. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below), the Indemnifying Party shall be entitled to appoint, as lead counsel for such defense, reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first:

               (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such third party claim and to provide full indemnification to the Indemnified Party for all Losses relating to such claim; and

               (ii) unconditionally guarantee the payment and performance of any Loss or other obligation which may arise with respect to such claim or the facts giving rise thereto; and

               (iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such Loss;

and provided, further, that the Indemnifying Party shall not have the right to assume control of such defense, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary

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

relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim that is reasonably likely to have a material adverse effect on the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. If the Indemnifying Party does not have the right to assume (or elects not to assume) the defense of any third party claim, it shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party in connection with such claim.

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by independent outside counsel mutually agreeable to the Parties that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all Losses and other obligations with respect to such claim.

          (f) Amounts paid to or on behalf of the Sellers or the Purchaser as indemnification shall be treated as adjustments to the purchase price hereunder.

     Section 8.3 Limitations on Indemnity Obligations. Notwithstanding any other provision in this Article VIII to the contrary with respect to any claims pursuant to Section 8.2(a)(i) or Section 8.2(c)(i):

          (a) The Sellers shall not be required to indemnify any of the Purchaser Parties pursuant to Section 8.2(a)(i), and the Purchaser shall not be required to indemnify any of the Seller Parties pursuant to Section 8.2(c)(i), until the aggregate amount of the Losses suffered by the Purchaser Parties or the Seller Parties, as applicable, exceeds $1,200,000 (the "Basket Amount"), after which, subject to the other limitations set forth herein, the Sellers and the Purchaser, as the case may be, shall be obligated for any and all Losses of the Purchaser Parties and the Seller Parties, respectively, in excess of the Basket Amount; provided, that this Section 8.3 shall not apply with respect to any Losses resulting from or caused by breaches of any Fundamental Representations and Warranties.

          (b) The cumulative indemnification obligation of Sellers pursuant to
Section 8.2(a)(i) and the cumulative indemnification obligation of Purchaser pursuant to Section 8.2(c)(i), in each case, shall in no event exceed twenty percent (20%) of the Purchase Price.

     Section 8.4 Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII, except (a) each Party's right to seek specific performance of any of the agreements contained herein, and (b) where the Sellers have defrauded the Purchaser Parties or the Purchaser has defrauded the Seller Parties.


                                  ARTICLE IX
                             ADDITIONAL AGREEMENTS

     Section 9.1 Continuing Assistance.  Subsequent to the Closing, the
Sellers and the Purchaser (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that might ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

     Section 9.2  Tax Matters.

          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, to the extent required by applicable law, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          (b) All real property taxes, personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets, other than conveyance taxes provided for in
Section 9.2(a), for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Sellers and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the pre-Closing Tax period and the number of days of such taxable period included in the post-Closing period. The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing Tax period. Within 90 days after the Closing, the Sellers and the Purchaser shall present a reimbursement amount to which each is entitled under this Section 9.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, the Sellers shall notify the Purchaser upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the post-Closing Tax period, and shall promptly deliver such bill to the Purchaser who shall pay or cause to be paid such taxes to the appropriate taxing authority, provided that if such bill covers the pre-Closing Tax period, the Sellers shall also remit to the Purchaser, prior to the due date of assessment, payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either the Sellers or the Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.2(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 9.2(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     Section 9.3 Press Releases and Announcements. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of any Seller shall be issued without the mutual approval of the Sellers and the Purchaser, except for any public disclosure which any Party in good faith believes is required by applicable law or regulation or any listing agreement with any national securities exchange. After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Acquired Business shall be issued without the Purchaser's prior written consent (which shall not be unreasonably withheld), except for any public disclosure which any Party in good faith believes is required by law or regulation or any listing agreement with any national securities exchange (in which case such disclosure shall be prepared jointly by the Sellers and the Purchaser).

     Section 9.4 Further Transfers. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer and the consummation of the transactions contemplated hereby.

     Section 9.5 Specific Performance. Each Seller acknowledges that the Acquired Business is unique and recognizes and affirms that in the event of a breach of this Agreement by any Seller, money damages may be inadequate and the Purchaser may have no adequate remedy at law. Accordingly, each Seller agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

     Section 9.6 Transition Cooperation. The Sellers shall not, in connection with the Acquired Business, in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors or other business associates from maintaining the same business relationships with the Purchaser after the date of this Agreement as were maintained with the Sellers prior to the date of this Agreement. The Purchaser shall not, in connection with any business of the Sellers other than the Acquired Business, in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors or other business associates from maintaining the same business relationships with the Sellers after the date of this Agreement as were maintained with the Sellers prior to the date of this Agreement.

     Section 9.7 Expenses. Except as set forth in Section 7.2(b), each Party to this Agreement shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby; provided that the Sellers shall bear and pay all costs and expenses incurred in connection with any filings pursuant to the HSR Act.

     Section 9.8 Allocation of Purchase Price. The allocation of the Purchase Price among the Acquired Assets (the "Asset Purchase Price Allocation") shall be made as set forth in Section 2.1(e) hereof. The Asset Purchase Price Allocation shall be determined by the Purchaser and the Sellers reasonably and in good faith, and such Asset Purchase Price Allocation shall be used by the Parties in preparing (a) a Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Sellers, and (b) all Tax Returns. Each of the Purchaser and the Sellers shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period (including the Closing Date).

     Section 9.9 Books and Records. Unless otherwise consented to in writing by the Sellers or the Purchaser (as the case may be), the Purchaser and the Sellers shall not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Sellers retained by the Sellers or acquired by the Purchaser hereunder or without first offering to surrender to the Sellers or the Purchaser (as the case may be) such books and records, or any portion thereof, of which the Sellers or the Purchaser may intend to destroy, alter or dispose of. The Purchaser and the Sellers will allow the other Party's representatives, attorneys and accountants access to such books and records, upon reasonable request during such Party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

     Section 9.10  Noncompetition, Nonsolicitation and Confidentiality.

          (a) Noncompetition. In consideration of the mutual covenants provided for herein to the Sellers at the Closing, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "Noncompete Period"), the Sellers shall not, and shall not cause or permit any of their Affiliates to, engage (whether as an owner, operator, manager, consultant, advisor, representative or otherwise) directly or indirectly in any business that (i) competes with the Acquired Business as it is conducted as of the Closing Date (a "Competing Activity") and (ii) is located (including, without limitation, the presence of an office or the presence of consultants or other employees performing services except as set forth below) within the same greater metropolitan area as any office of the Acquired Business as of the Closing Date (the

"Restricted Geographic Area"). The Parties agree that the covenant set forth in this Section 9.10(a) is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.10(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding anything contained in this
Section 9.10(a), consultants or other employees of the Sellers shall be permitted to engage in Competing Activities in the Restricted Geographic Area if, and only if, (1) at any time there are no more than ten consultants or other employees of the Sellers engaging in Competing Activities for the Sellers' customers in the Restricted Geographic Area ("Competing Persons") and (2) each Competing Persons' Competing Activities in the Restricted Geographic Area for a customer of the Sellers are incidental to the aggregate performance of services by the Sellers for such customer.

          (b) Nonsolicitation of Employees. During the period beginning on the Closing Date and ending on the eighteen month anniversary of the Closing Date, the Sellers shall not, and shall not cause or permit any of their Affiliates to, directly or indirectly, (i) induce or attempt to induce any employee of the Purchaser or any of its Affiliates to leave the employ of such Person, or in any way interfere with the relationship between the Purchaser or any of its Affiliates and any employee of such Person or (ii) hire any person who is then an employee of the Purchaser or any of its Affiliates; provided that nothing contained in this Agreement shall prohibit the Sellers from (A) general solicitations of employees over any medium not specifically targeted toward the Purchaser or its Affiliates, including, without limitation, newspaper, television, radio, Internet and similar forms of mass media, and (B) hiring consultants (excluding, without limitation, officers, management level employees, sales people and recruiters of the Purchaser or any of its Affiliates) who have responded to the general forms of solicitation described in clause (A).

          (c) Nonsolicitation of Customers. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, the Sellers shall not, and shall not cause or permit any of their Affiliates to, directly or indirectly, induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Purchaser or any of its Affiliates to cease doing business with such Person, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and such Person; provided that nothing in this Section 9.10(c) shall prohibit or in any way limit the Sellers' ability to offer and/or perform services or products to any such parties in the ordinary course of business; and further provided that nothing contained in this Agreement shall prohibit the Sellers from general solicitations of customers over any medium not specifically targeted toward the Purchaser or its Affiliates, including, without limitation, newspaper, television, radio, Internet and similar forms of mass media.

          (d) Confidentiality.  The Sellers (referred to collectively in this
Section 9.10(d) as one "Party"), on the one hand, and the Purchaser, on the other hand, shall, and shall cause their Affiliates to, treat and hold as confidential any information concerning the business and affairs of the Acquired Business and the other businesses currently conducted by the Sellers that is not already generally available to the public or required to be disclosed to the SEC (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of the Confidential Information which are in such Person's possession or under such Person's control. In the event that any Party or any of its Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Party shall, and shall cause such Affiliates to, notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.10(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party or any of its Affiliates are, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party or such Affiliates may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use his or its reasonable best efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.

          (e) Remedy for Breach. Each Party acknowledges and agrees that in the event of any breach by any other Party or any of its Affiliates of any of the provisions of this Section 9.10, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

     Section 9.11  Employees and Related Matters.

          (a) The Sellers have provided the Purchaser with a true, correct, complete and accurate list of all employees of the Sellers employed in the Acquired Business (the "Acquired Business Employees"), which list indicates the rate of pay of each such employee during the twelve months preceding the date hereof and the status of each such employee as active, on leave, full-time, part-time or otherwise.

          (b) Except for the employees set forth on the "Excluded Employees Schedule" attached hereto (the "Excluded Employees"), the Purchaser will offer at-will employment to all Acquired Business Employees who are actively employed full-time in the Acquired Business as of the Closing Date on terms and conditions which, in the aggregate, are substantially equivalent to those applicable to such employee's employment with the Sellers immediately prior to the Closing Date; provided that the Purchaser shall have no obligation to offer employment to any employee who, as of the Closing Date, is absent from active employment with the Sellers for any reason (including as a result of layoff, leave of absence, illness or injury). The Sellers shall provide the Purchaser within a reasonable period prior to the Closing (and again on the Closing Date) a true, complete and accurate list of each Acquired Business Employee who is absent from active employment, the date such employee changed from active to inactive status, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Acquired Business Employees who, on or immediately after the Closing Date, become employees of the Purchaser shall be referred to herein as the "Transferred Employees." Each Seller acknowledges that it is likely that not all Acquired Business Employees to whom the Purchaser offers employment pursuant to this
Section 9.11 will accept the Purchaser's offer of employment, and each Seller agrees that the Purchaser shall have no liability whatsoever (including under Section 4980B of the Code) with respect to any Acquired Business Employee who is offered employment but who does not become a Transferred Employee. The Purchaser shall not assume any liability whatsoever and the Sellers shall retain, bear and discharge all liabilities and obligations with respect to all employees and former employees of any Seller who do not become Transferred Employees (including liabilities under Section 4980B of the Code). Nothing contained herein shall limit the Purchaser's right to terminate any Transferred Employee at any time and for any reason, without recourse.

          (c) Except for any Assumed Liabilities assumed by the Purchaser pursuant to Section 2.1(c), the Sellers will be responsible for and shall pay to all Acquired Business Employees (including, without limitation, all Transferred Employees) (i) all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to the period ending at the close of business on the Closing Date, (ii) any workers' compensation claims for which any Seller is liable, amounts payable under Plans maintained by any Seller and other amounts payable on an ongoing basis to such employees in connection with events or incidents occurring prior to the Closing, except to the extent that such amounts are paid under insurance, (iii) amounts equal to the vacation pay, sick leave pay and floating holiday pay earned or accrued by such employees as of the close of business on the Closing Date, whether or not such pay is vested or has been accrued on the books of the Sellers at such close of business, based upon the remuneration of such employees, normally used in computing such vacation pay, sick leave pay and floating holiday pay and (iv) all severance payments, if any, due to such employees as a result of the termination of their employment with any Seller. The Sellers shall also be responsible for and shall pay any related payroll burden (including, without limitation, FICA and other employment taxes) with respect to payments made under this Section 9.11(c).

          (d) The Purchaser shall not assume and shall have no liability or obligation whatsoever, and the Sellers shall retain, bear and discharge all liabilities and obligations, under any Plan of the Sellers. As of the Closing Date, the Purchaser shall cause each Transferred Employee who was covered under any Plan of the Sellers immediately prior to the Closing Date to be covered under the employee benefit plans, programs and arrangements of the Purchaser (the "Purchaser's Employee Benefit Plans"). The Purchaser's Employee Benefit Plans shall recognize the prior service of each Transferred Employee to the extent that such service is recognized under the Plans of the Sellers (and prior service with the Seller's predecessors to the extent such prior service is recognized under the Plans of the Sellers) for purposes of eligibility to participate, vesting, and waiting periods but not for purposes of benefit accruals.

          (e) The Sellers shall provide promptly to the Purchaser, at Purchaser's request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to any Transferred Employees or relating to the service of any Transferred Employees with the Sellers prior to the Closing Date. The Sellers and the Purchaser shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.11.

          (f) Effective as of the Closing Date, the Purchaser shall allow eligible Transferred Employees to participate in the Purchaser's Code Section 401(k) savings plan (the "Purchaser Savings Plan"). The Purchaser Savings Plan shall recognize each Transferred Employee's prior service with the Sellers for purposes of eligibility to participate and vesting and shall accept rollover distributions initiated by the Transferred Employees from the Charlie 401(k) Plan (the "Seller Savings Plan"). Prior to acceptance any such rollover distributions, the Purchaser shall amend the Purchaser Savings Plan so that it may accept the rollover of promissory notes which evidence outstanding Transferred Employee loan balances in the Seller Savings Plan. The Sellers shall fully vest all Transferred Employees with respect to their benefits in the Seller Savings Plan and, if necessary, shall amend the Seller Savings Plan so that Transferred Employees may rollover promissory notes which evidence outstanding Transferred Employee loan balances in the Seller Savings Plan.

          (g) Effective as of the Closing Date, the Purchaser shall allow eligible Transferred Employee to participate in the Purchaser's flexible benefits plan, and the Sellers shall (i) spin-off the benefits pursuant to the Spin-Off Agreements and (ii) transfer the related assets (and liabilities) and record keeping information with respect to the Sellers' flexible benefits plan to the Purchaser.

     Section 9.12 Third Party Consents. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any instrument, contract, lease, license, permit or other agreement or arrangement which is not permitted to be assigned in connection with a transaction of the type contemplated by this Agreement (collectively, the "Unassigned Contracts"). The beneficial interest in and to each Unassigned Contract shall in any event pass to the Purchaser at the Closing, and each Seller covenants and agrees to cooperate with the Purchaser in any lawful and economically feasible arrangement to provide the Purchaser with the Sellers' entire interest in the benefits under each of the Unassigned Contracts. If and only if the Purchaser receives the economic benefits under an Unassigned Contract, does the Purchaser agree to accept the burdens and perform the obligations under such Unassigned Contract as subcontractor of the Sellers. Furthermore, if the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such contract to the Purchaser (without modification thereto which is adverse to the Purchaser), the Purchaser shall thereupon agree to assume and perform all liabilities and obligations arising thereunder after the date of such consent, at which time such Unassigned Contract shall be deemed an Acquired Asset. Each Seller agrees to indemnify the Purchaser and to hold it harmless against any and all Losses which the Purchaser may suffer, sustain or become subject to, as a result of any claims by any party to any of the Unassigned Contracts for breach of contract in connection with the consummation of the transactions contemplated by this Agreement.

     Section 9.13 Bulk Sales Law. Each Party hereby waives compliance with any provision of any bulk sales law which is applicable to the transfer of the Acquired Assets pursuant to this Agreement; provided that the Sellers shall jointly and severally indemnify the Purchaser against any loss, liability, obligation or cost arising as a result of such noncompliance.

     Section 9.14 Financial Information. The Sellers agree to cooperate with the Purchaser and cause the Sellers' auditors to cooperate with the Purchaser, in preparing such financial statements, selected financial data and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" descriptions that the Purchaser requires with respect to periods prior to the Closing Date to comply with the requirements of Regulation S-X of the Securities Act of 1933, as amended (and any successor regulation(s) thereto) ("Regulation S-X"), and the requirements of Regulation S-K of the Securities Act and any successor regulation(s) thereto. The Purchaser shall be responsible for, or reimburse the Sellers for, the payment of any reasonable fees and expenses incurred by the Sellers in adjusting the Financial Statements to conform with the requirements of Regulation S-X and providing any other assistance to the Purchaser pursuant to the preceding sentence.

     Section 9.15 Volume Discounts. The Sellers shall reimburse to the Purchaser the Sellers' pro rata share of any customer volume discounts relating to periods prior to the Closing Date which are paid to customers of the Acquired Business by the Purchaser (each a "Discount Payment"). The amount of a Discount Payment payable by the Sellers to the Purchaser (a "Net Payment Amount") shall equal (a) (i) the amount of any volume discount paid by the Purchaser to a customer of the Acquired Business multiplied by (ii) the fraction determined by dividing (A) the revenue the Sellers derived from such customer determined under the agreement(s) giving rise to the Discount Payment by (B) the Gross Revenue for such customer under the agreement(s) giving rise to the Discount Payment, minus (b) an amount equal to the portion of such Discount Payment which was accrued as a liability on the books and records of the Sellers as of the Closing Date and included in the Assumed Liabilities. The Net Payment Amount shall be paid within 10 days of notice thereof and shall be payable by a cashier's or certified check, or by wire transfer of immediately available funds to the account(s) designated by the Purchaser.

     Section 9.16 Cash Collections. Following the Closing, if the Sellers receive any cash (including, without limitation, cash received with respect to outstanding Accounts Receivable) relating to the Acquired Business, then such cash shall be remitted by wire transfer of immediately available funds to the account(s) designated by the Purchaser within three Business Days after the Sellers' receipt thereof. Following the Closing, if the Purchaser receives any cash payment from any

Person with respect to any Excluded Accounts Receivable, which payment is specifically designated by such Person as being made in respect of such Excluded Accounts Receivable, then such cash shall be remitted by wire transfer of immediately available funds to the account(s) designated by the Sellers within three Business Days after the Purchaser's receipt thereof.


                                   ARTICLE X
                                 MISCELLANEOUS

     Section 10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and the Sellers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

     Section 10.2 Notices. All notices, demands and other communications given or delivered hereunder shall be in writing and be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Sellers:                                   with a copy to:
------------------------                                  -------------------
Cotelligent, Inc.                                         Thelen Reid & Priest LLP
101 California Street, Suite 2050                         101 Second Street, Suite 1800
San Francisco, California 94111                           San Francisco, California 94105-3601
Attention: General Counsel                                Attention: Philip W. Peters, Esq.
Telecopy: (415) 439-6888                                  Telecopy: (415) 371-1211


Notices to the Purchaser:                                 with a copy to:
---------------------------                               -----------------
COMSYS Information Technology Services, Inc.              Kirkland & Ellis
4400 Post Oak Parkway, Suite 2575                         200 East Randolph Drive
Houston, Texas 77027                                      Chicago, Illinois  60601
Attention: General Counsel                                Attention: Kevin R. Evanich, P.C.
Telecopy: (713) 548-3697                                  Telecopy:  (312) 861-2200

     Section 10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers without the prior written consent of the Purchaser or by the Purchaser (except as otherwise provided in this Agreement) without the prior written consent of the Sellers; provided further that:

          (a) the Purchaser may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates;

          (b) the Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser or any of their respective Affiliates and any such lender may exercise all of the rights and remedies of such Person hereunder; and

          (c) the Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any material portion of the Purchaser's assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

     Section 10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     Section 10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     Section 10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     Section 10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     Section 10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     Section 10.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision

(whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 10.10 Parties in Interest. Except with respect to Sections 7.2(b),
8.2 and 9.7, nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.


                 *          *          *          *          *

          IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first written above.


                                    COMSYS INFORMATION TECHNOLOGY
                                    SERVICES, INC.

                                    By: /s/ Amir Alavi
                                       ______________________________
                                    Name: Amir Alavi
                                    Its: Vice President



                                    COTELLIGENT, INC.

                                    By: /s/ J. R. Lavelle
                                       ______________________________
                                    Name:  J. R. Lavelle
                                    Its: ________________________________



                                    COTELLIGENT U.S.A., INC.

                                    By: /s/ J. R. Lavelle
                                       ______________________________
                                    Name:  J. R. Lavelle
                                    Its: ________________________________


June 14, 2000